UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2006

BORLAND SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-10824	94-2895440
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20450 Stevens Creek Blvd, Suite 800

Cupertino, California 95014

(Address of principal executive offices, including zip code)

(408) 863-2800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since the last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

(a)(1)	On June 3, 2006, Borland Software Corporation (the “Company”) and Peter Morowski entered into an employment offer letter and addendum (the “Addendum”) pursuant to which Mr. Morowski will serve as the Company’s Senior Vice President of Engineering and head of the Company’s R&D organization (together, the “Employment Agreement”). The term of Mr. Morowski’s employment with the Company commenced on August 14, 2006. On August 21, 2006, the Company issued a press release announcing Mr. Morowski’s appointment.

(a)(2)	Under the Employment Agreement, Mr. Morowski will be paid an annual base salary of $320,000 and shall be entitled to participate in the Company’s benefit plans. He will also be eligible to receive a bonus under the Company’s 2006 Incentive Compensation Plan for Executive Officers (“Executive ICP”) based upon the achievement of certain corporate performance targets established by the Compensation Committee of the Board of Directors (the “Compensation Committee”). If the Company achieves its corporate performance targets for 2006, Mr. Morowski will be eligible to receive a bonus equal to 50% of his annual base salary. A description and a copy of the 2006 Executive ICP was filed with the U.S. Securities and Exchange Commission in a Form 8-K on March 20, 2006.

On August 1, 2006, the Compensation Committee approved a grant of 80,000 shares of restricted stock to Mr. Morowski. The restricted stock shares will vest, subject to Mr. Morowski’s continued employment, with respect to 50% of the shares on August 14, 2007 and 1/8th of the shares vesting quarterly thereafter. In the event of a change in control of the Company, if Mr. Morowski is terminated without cause in connection therewith within the period beginning 2 months before and ending 12 months following the consummation of a change in control, 100% of the unvested shares subject to such restricted stock award shall automatically vest. Also on August 1, 2006, the Compensation Committee approved an option to purchase 175,000 shares of the Company’s common stock. Such options will vest, subject to Mr. Morowski’s continued employment, with respect to 25% of the shares on August 14, 2007 and 1/48th of the shares vesting each month thereafter. In the event of a change in control of the Company, if Mr. Morowski is terminated without cause in connection therewith within the period beginning 2 months before and ending 12 months following the consummation of a change in control, 100% of the unvested shares subject to such option shall automatically vest. The grant of both the restricted stock award and stock options shall have an effective grant date of August 31, 2006 and the stock options will have an exercise price equal to the fair market value of the Company’s common stock on the close of trading on August 31, 2006.

The Employment Agreement also provides for severance benefits in the event of an involuntary termination of Mr. Morowski’s employment without cause, a voluntary termination of employment as a result of a constructive termination or the failure of the Company to obtain the assumption of the Addendum by any acquirer of the Company (a “Qualifying Termination”). With respect to a Qualifying Termination that is not in connection with a change in control, the Addendum provides for (i) a severance payment equal to 50% of Mr. Morowski’s annual base salary less applicable withholding obligations, and (ii) continuation of health coverage by having the Company pay Mr. Morowski’s COBRA premiums for up to 12 months. With respect to a Qualifying Termination that is in connection with a change in control and within the period beginning 2 months before and ending 12 months following the consummation of a change in control of Borland, the Employment Agreement provides for (i) a severance payment equal to 100% of Mr. Morowski’s annual base salary less applicable withholding obligations, and (ii) continuation of health coverage by having the Company pay Mr. Morowski’s COBRA premiums for up to 12 months.

Mr. Morowski has agreed to be bound by the Company’s standard employee confidentiality and assignment of inventions agreement and will be required to execute a release in favor of the Company in order to receive a severance payment.

The description of the Employment Agreement in this Item 1.01 is qualified in its entirety by reference to the Employment Offer Letter and Addendum attached hereto as Exhibits 10.93 and 10.94.

Item 5.02 – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)(1)	On August 21, 2006, the Company announced that it had appointed Mr. Morowski as the Company’s Senior Vice President of Engineering and head of the Company’s R&D organization effective as of August 14, 2006.

(c)(2)	Prior to joining the Company, Mr. Morowski, age 47, was a senior executive for Dell Inc. (“Dell”), a leading global diversified technology provider. At Dell, Mr. Morowski served as Vice President Software from December 2002 to May 2006 and as Vice President Enterprise Software from March 2001 to December 2002. From February 2000 to March 2001, Mr. Morowski served as Vice President and Chief Technology Officer of IBM/Tivoli Systems, Inc., a provider of e-business infrastructure solutions.

(c)(3)	See Item 1.01(a) (2) above, which is incorporated by reference herein in its entirety.

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description
10.93	Employment Offer Letter between the Company and Peter Morowski, dated June 3, 2006.

10.94	Addendum to Employment Offer Letter For Severance Benefits between the Company and Peter Morowski, dated June 3, 2006.

99.1	Press Release of the Company, dated August 21, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BORLAND SOFTWARE CORPORATION

Date: August 21, 2006	By:	/s/ Tod Nielsen
	Name:	Tod Nielsen
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.93	Employment Offer Letter between the Company and Peter Morowski, dated June 3, 2006.

10.94	Addendum to Employment Offer Letter For Severance Benefits between the Company and Peter Morowski, dated June 3, 2006.

99.1	Press Release of the Company, dated August 21, 2006.